EXHIBIT 99.1

PRESS RELEASE

Immediate

Contact:
Catharine S. Bower – (610) 369-6618
Csbower@natpennbank.com

NATIONAL  PENN  BANCSHARES,  INC.
DECLARES  STOCK  DIVIDEND

Boyertown, Pa. August 22, 2007-- The Board of Directors of National Penn Bancshares, Inc. (Nasdaq: NPBC) today declared a 3% stock dividend to shareholders.  The stock dividend will be paid September 28, 2007, to shareholders of record on September 7, 2007.  National Penn Bancshares, Inc. has approximately 47.6 million common shares outstanding as of August 22, 2007.  This represents the 30th consecutive year in which National Penn has declared either a stock split or stock dividend.

National Penn Bancshares, Inc. is a $5.62 billion asset financial services company operating 81 offices in Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, Nittany Bank, and Peoples Bank of Oxford divisions. The Peoples Bank of Oxford division also operates one community office in Cecil County, Maryland.

National Penn's financial services affiliates consist of National Penn Investors Trust Company; National Penn Capital Advisors, Inc.; Vantage Investment Advisors, LLC; National Penn Insurance Agency, Inc.; and National Penn Leasing Company.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on the company's Web site at www.nationalpennbancshares.com.

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